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                                                                    EXHIBIT 99.1

                    [ARLINGTON HOSPITALITY, INC. LETTERHEAD]

For Immediate Release
CONTACT:                                           MEDIA CONTACT:
James B. Dale, Chief Financial Officer             Jerry Daly or Carol McCune
847-228-5401 x 361                                 703-435-6293
jimdale@arlingtonhospitality.com                   jerry@dalygray.com


            ARLINGTON HOSPITALITY, INC. ANNOUNCES JULY 2004 RESULTS,
                        EXTENSION OF TEMPORARY AGREEMENT


         ARLINGTON HEIGHTS, Ill., August 9, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced July 2004 same-room operating results for the AmeriHost Inn hotels in which the company has an ownership interest, and the sale of one hotel. In addition, the company announced an extension of its temporary letter agreement with PMC Commercial Trust ("PMC") (AMEX: PCC), the landlord of 21 AmeriHost Inn hotels operated by the company.

JULY RESULTS

         Same-room revenue per available room (RevPAR) in July 2004 increased
1.5 percent to $40.61, compared to July 2003. Occupancy decreased 0.7 percent to
67.4 percent, while average daily rate (ADR) increased 2.3 percent to $60.29. The July 2004 same-room results include 51 AmeriHost Inn hotels, which have been opened for at least 13 months.




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Arlington Hospitality
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                                    One Month     Seven Months    Twelve Months
                                      Ended          Ended             Ended
                                     July 31        July 31           July 31
                                     -------        -------           -------
    Occupancy - 2004                  67.4%          56.9%             56.4%
    Occupancy - 2003                  67.9%          56.0%             55.8%
    Increase (decrease)               (0.7%)         1.6%              1.1%

    Average Daily Rate - 2004         $60.29        $57.19            $57.36
    Average Daily Rate - 2003         $58.96        $56.53            $56.89
    Increase (decrease)                2.3%          1.2%              0.8%

    RevPAR - 2004                     $40.61        $32.55            $32.36
    RevPAR - 2003                     $40.03        $31.64            $31.72
    Increase (decrease)                1.5%          3.4%              2.3%


         According to Smith Travel Research, preliminary results for July 2004 indicate that RevPAR for the midscale without food and beverage segment of the lodging industry improved between 3 percent and 5 percent, compared to July 2003.

SALES/DEVELOPMENT ACTIVITY

         The company sold one wholly owned non-AmeriHost Inn hotel in July 2004. The revenue and profit/loss from the sale of hotels, as well as the reduction of debt, will be reported in the company's financial statements during the quarter in which the sale transactions close.

         Year to date, including this sale, the company has sold six wholly owned AmeriHost Inn hotels, one wholly owned non-AmeriHost Inn hotel, and facilitated the sale of one non-AmeriHost Inn hotel owned by a joint venture.

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Arlington Hospitality
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         The company currently has five hotels under contract for sale, which are expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

         The sales and development activities set forth above do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

         For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Senior Vice President - Real Estate and Business Development via email at stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

EXTENSION OF TEMPORARY LETTER AGREEMENT

         The terms of a temporary letter agreement between the company and PMC deferred approximately $434,000 in base rent for the months of March through July 2004, and allowed the company to utilize $200,000 of its security deposit to partially fund the rent payments. The repayment of the deferred rent and the security deposit was to begin on August 1, 2004. The company and PMC recently agreed that these terms would be extended through August 31, 2004, however there was no additional deferral of a portion of the base rent for the month of August, and that the repayments to PMC will begin September 1, 2004 over a four-month period in equal monthly installments.

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Arlington Hospitality
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         The company continues to work closely with PMC in negotiating the terms of a master lease restructuring. However, there can be no assurances that the leases will be restructured on terms and conditions acceptable to the company and its subsidiary, if at all, or that a restructuring will improve operations and cash flow, or provide for the sale of the hotels to third-party operators.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 105-property mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 57 properties in 15 states, including 52 AmeriHost Inn hotels, for a total of 4,157 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 and report on Form 10-Q for the three months ended March 31, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."

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